Exhibit 99.1

NEWS RELEASE

CONTACTS:	César García Chairman and Chief Executive Officer IRIS International, Inc. 818-709-1244 -or- Ron Stabiner, The Wall Street Group, Inc. 212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL ADOPTS STOCKHOLDER RIGHTS PLAN

CHATSWORTH, Calif., Sept. 27, 2010 (GLOBE NEWSWIRE) — IRIS International, Inc. (Nasdaq:IRIS), a leading manufacturer of automated in-vitro diagnostic systems and consumables for use in hospitals and commercial laboratories worldwide and provider of high value personalized diagnostics testing services through its CLIA certified molecular diagnostics laboratory, today announced that its board of directors has adopted a stockholder rights plan to replace the rights plan that expired in December 2009.

The Rights Plan is intended to guard against take-over bids and other coercive tactics to gain control of the company without offering a fair and adequate price and terms to all of IRIS’s stockholders. The plan was not adopted in response to any efforts to acquire the company, and the company is not aware of any such efforts.

In connection with the adoption of the Rights Plan, the Board of Directors authorized the issuance of one share purchase right in respect of each common share of IRIS outstanding as of the close of business on October 8, 2010 (and each share issued thereafter, subject to the limitations set out in the Rights Plan). Under the terms of the Rights Plan, the rights will become exercisable if a person, together with its affiliates, associates and joint actors, acquires or announces an intention to acquire beneficial ownership of shares which, when aggregated with its current holdings, total 20% or more of IRIS’s outstanding common stock, subject to the ability of the Board of Directors to defer the time at which the rights become exercisable and to waive the application of the Rights Plan.

Following the acquisition of more than 20% of the outstanding common shares by any person (and its affiliates, associates and joint actors), each right held by a person other than the acquiring person (and its affiliates, associates and joint actors) would, upon exercise, entitle the holder to purchase fractional shares of the company’s preferred stock at a substantial discount to its then prevailing market price.

A more detailed summary of the Rights Plan will be set out in IRIS’s Current Report on Form 8-K, which will be filed with the United States Securities and Exchange Commission and will be available at www.sec.gov. A full copy of the Rights Plan will be attached as an exhibit to the Form 8-K.

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About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,800 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.

CONTACT:	IRIS International, Inc.
Cesar Garcia, Chairman and Chief Executive Officer
818-709-1244, x 7123

The Wall Street Group, Inc.
Ron Stabiner
212-888-4848